Exhibit 99.1

Press Release

Contacts:

Investor Relations	Media Relations
Jeff Norris Danielle Dietz	Julie Rakes
703.720.2455 703.720.2455	804.284.5800

FOR IMMEDIATE RELEASE: September 25, 2008

Capital One Financial Corporation Announces Pricing of Common Share Offering

McLean, Va. (September 25, 2008) – Capital One Financial Corporation (NYSE: COF) today announced the pricing of a public offering of 14 million shares of its common stock at a gross public offering price per share of $49.00. Capital One has granted the underwriters a 30-day overallotment option to purchase up to 2.1 million additional shares of common stock.

Net proceeds from the offering will be used for general corporate purposes. The offering is being conducted as a public offering registered under the Securities Act of 1933. General corporate purposes may include repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in the Company’s subsidiaries. Net proceeds may be temporarily invested prior to deployment for their intended purposes.

The joint bookrunning managers for the offering are Citigroup Global Markets Inc. and J.P. Morgan Securities, Inc.

The public offering is being made by means of a prospectus. Capital One has filed a registration statement (including prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the relevant prospectus if you request it by contacting Citigroup Global Markets Inc., Attn: Prospectus Department, Brooklyn Army Terminal 140, 58th Street, 8th Floor,

Capital One Pricing

Brooklyn, New York 11220 or by calling toll-free (877) 858-5407 or by facsimile at (718) 765-6734 or J.P. Morgan Securities Inc., Chase Distribution & Support Service, Attn: Charles Buckheit/Bob Foley, 4 Chase Metrotech Center, CS Level, Brooklyn, NY 11245 or by calling 718-242-8002.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

This press release contains statements that do not directly or exclusively relate to historical facts. These types of statements are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements rely on assumptions and are subject to risks, uncertainties and other factors that could cause the Company’s actual results to differ materially from expectations. You should read and interpret any forward-looking statements together with the risk factors contained under the caption “Risk Factors” in the prospectus supplement for the offering to which this release relates and the Company’s other SEC filings. Any forward-looking statement speaks only as of the date on which that statement is made. The Company will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

About Capital One

Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries collectively had $92.4 billion in deposits and $147.2 billion in managed loans outstanding as of June 30, 2008. Headquartered in McLean, VA, Capital One has 740 locations in New York, New Jersey, Connecticut, Texas, and Louisiana. It is a diversified bank whose principal subsidiaries, Capital One, N.A. and Capital One Bank (USA), N.A., offer a broad spectrum of financial products and services to consumers, small businesses and commercial clients. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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